Exhibit 99.1

News Release For further information, please contact: Joseph E. Sutaris, EVP & Chief Financial Officer
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Office: (315) 445-7396

Community Bank System Reports

Second Quarter 2021 Results

SYRACUSE, N.Y. — July 26, 2021 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2021 net income of $47.9 million, or $0.88 per fully-diluted share. This compares to $35.2 million of net income, or $0.66 per share for the second quarter of 2020. The $0.22, or 33.3%, increase in earnings per share was primarily attributable to a significant decrease in the provision for credit losses and a significant increase in noninterest income, offset, in part, by increases in operating expenses, income taxes, and fully-diluted shares outstanding. Comparatively, the Company recorded $0.97 in fully-diluted earnings per share for the linked first quarter of 2021. Operating earnings per share, which excludes acquisition expenses and acquisition-related provision for credit losses, were also $0.88 for the second quarter of 2021, compared to $0.76 in the second quarter of 2020 and $0.97 in the first quarter of 2021.

Second Quarter 2021 Performance Highlights:

❖	GAAP EPS
•	$0.88 per share, up $0.22 per share from the second quarter of 2020
❖	Operating EPS (non-GAAP)
•	$0.88 per share, up $0.12 per share from the second quarter of 2020
❖	Return on Assets
•	1.31%
❖	Return on Equity
•	9.61%
❖	Total Deposit Funding Costs
•	0.10%
❖	Annualized Loan Net Recoveries
•	0.03%

“Community Bank System generated solid earnings results in the second quarter of 2021 despite a challenging interest rate environment, with operating earnings per share increasing 15.8% year-over-year,” said Mark E. Tryniski, President & CEO. “Our $0.12 growth in operating earnings per share over the second quarter of 2020 was due largely to lower credit-related costs and a robust noninterest revenue expansion. For the third consecutive quarter, we booked a net benefit in the provision for credit losses due to an improving economic outlook, as the majority of consumer and businesses in the Company’s market have resumed their pre-pandemic activities, as well as strong credit performance of the Company’s loan portfolio, including $0.6 million of net loan recoveries in the quarter. In addition, noninterest revenues grew by $6.5 million, or 12.3%, as compared to the second quarter of 2020, due to significant increases in both banking-related and financial services businesses revenues. Banking-related noninterest revenues increased $1.2 million, or 8.6%, over the prior year’s second quarter, while the Company’s financial services businesses revenues were up $5.3 million, or 13.7%, as the Company generated higher revenues in all three lines of business - employee benefit, insurance and wealth management services. Net interest income increased slightly over the second quarter of 2020 despite a 58 basis point decrease in net interest margin, as this more than offset continued growth in earning assets, lower funding costs and recognition of Paycheck Protection Program (“PPP”) deferred loan fees. Total operating expenses, excluding acquisition-related expenses, increased $6.0 million, or 6.9%, over the second quarter of 2020, due primarily to the resumption of pre-pandemic business activities and the acquisition of Steuben Trust Corporation (“Steuben”) in June 2020.”

Mr. Tryniski continued, “Ending loans decreased $124.2 million, or 1.7%, during the quarter from $7.37 billion at March 31, 2021 to $7.24 billion at June 30, 2021. During the second quarter, the Company recorded a $126.1 million net decrease in the principal balance on PPP loans as first draw loans were forgiven and a $41.2 million net decrease in municipal loan balances due primarily to seasonal reductions on short-term revenue anticipation notes and lines of credit. Exclusive of the PPP and municipal loan repayments, the Company’s ending loans increased $43.1 million, or 0.6%, during the second quarter. The Company’s average cash equivalents remained elevated throughout the second quarter, contributing to the Company’s decision to purchase $212.2 million of investment securities at a weighted-average yield of 1.15% during the quarter in an effort to stabilize net interest margin going forward. The Company’s deposit balances increased $1.49 billion, or 13.8%, between June 30, 2020 and June 30, 2021, due primarily to inflows of Federal stimulus funds and PPP funding.”

The Company recorded total revenues of $151.6 million in the second quarter of 2021, an increase of $6.7 million, or 4.6%, over the prior year’s second quarter. The increase in total revenues between the periods was driven by a $0.2 million, or 0.2%, increase in net interest income, a $1.2 million, or 8.6%, increase in banking noninterest revenues, a $3.4 million, or 14.2%, increase in employee benefit services revenues, and a $1.9 million, or 13.0%, increase in wealth management and insurance services revenues. Comparatively, total revenues were down $0.9 million, or 0.6%, from first quarter 2021 results driven by a $1.8 million, or 2.0%, decrease in net interest income, partially offset by a $0.9 million, or 1.6%, increase in noninterest revenues.

The Company recorded net interest income of $92.1 million in the second quarter of 2021. This compares to $92.0 million of net interest income recorded in the second quarter of 2020. Between comparable periods, a large increase in average earning assets was mostly offset by a 58 basis point decrease in the net interest margin. Average earning assets increased $2.27 billion, or 20.4%, between comparable quarters due to large net inflows of funds from government stimulus programs, PPP loan originations and the acquisition of Steuben late in the second quarter of 2020, while the tax equivalent net interest margin decreased from 3.37% in the second quarter of 2020 to 2.79% in the current quarter. In addition, the composition of earning assets changed significantly, as the large net inflows of customer deposits were largely deployed into lower yielding cash equivalents and investment securities, resulting in a significant decrease in the Company’s earning asset yield. The tax equivalent average yield on earning assets in the second quarter of 2021 of 2.89% was 67 basis points lower than the tax equivalent average yield on earning assets of 3.56% in the second quarter of 2020. Comparatively, the Company’s net interest income of $94.0 million during the first quarter of 2021 was $1.9 million higher than second quarter 2021 results, while the tax equivalent net interest margin of 3.03% was greater by 24 basis points.

Interest income and fees on loans decreased $2.8 million, or 3.6%, from $78.7 million in the second quarter of 2020 to $75.9 million in the second quarter of 2021. Between the comparable periods, average total loans outstanding increased $121.8 million, or 1.7%, driven by PPP lending and the Steuben acquisition, while the average tax equivalent yield on loans decreased 24 basis points, from 4.40% in the second quarter of 2020 to 4.16% in the second quarter of 2021. During the second quarter, the Company recorded $3.9 million of PPP-related interest income, including the recognition of $2.9 million of deferred loan fees. During the quarter, 557 borrowers representing $146.9 million in PPP loan balances were granted forgiveness on their loans by the U.S. Small Business Administration (“SBA”), resulting in accelerated recognition of deferred loan fees. Comparatively, the Company recorded $79.7 million of interest income and fees on loans during the first quarter of 2021, including $6.9 million of PPP-related interest income, while the average tax equivalent yield on loans was 4.40%.

Interest income on investments increased $1.0 million, or 5.3%, between the second quarter of 2020 and the second quarter of 2021. This included a $0.6 million increase in interest income on the investment securities portfolio and a $0.4 million increase in interest income on cash equivalents. The tax-equivalent average yield on investments, including cash equivalents, decreased from 2.00% in the second quarter of 2020 to 1.34% in the second quarter of 2021, reflective of lower market interest rates and a significant change in the composition of investment securities and cash equivalents. The average book value of the investments securities portfolio increased $893.9 million, or 29.2%, between the periods, while the average balance of cash equivalents increased $1.25 billion from $823.0 million in the second quarter of 2020 to $2.07 billion in the second quarter of 2021. The average tax equivalent yield on the investment securities portfolio decreased 51 basis points from 2.50% in the second quarter of 2020 to 1.99% in the second quarter of 2021, while the average yield on cash equivalents increased one basis point from 0.10% during the second quarter of 2020 to 0.11% during the second quarter of 2021.

Interest expense decreased $2.0 million, or 37.9%, from $5.2 million in the second quarter of 2020 to $3.2 million in the second quarter of 2021. Although average interest-bearing liabilities increased $1.38 billion, or 18.4%, in the low rate environment the Company was able to lower its cost of interest-bearing liabilities 13 basis points from 0.28% in the second quarter of 2020 to 0.15% in the second quarter of 2021, which resulted in a net decrease in interest expense. The Company’s average cost of deposits was 0.10% in the second quarter of 2021 as compared to 0.17% during the second quarter of 2020.

During the second quarter of 2021, the Company recorded a net benefit in the provision for credit losses of $4.3 million. This compares to a $9.8 million provision for credit losses recorded in the second quarter of 2020, $3.2 million of which was due to the acquisition of Steuben, with the remaining $6.6 million largely driven by pandemic-related factors. During the second quarter of 2021, the Company recorded net loan recoveries of $0.6 million, or 0.03% annualized of average loans outstanding. By comparison, during the second quarter of 2020, the Company recorded net loan charge-offs of $0.9 million, or 0.05% annualized. On a year-to-date basis, the Company has recorded net recoveries of $0.2 million, or 0.01% annualized. At the end of the second quarter of 2020, unemployment was high and economic forecasts reflected continued weakness due to the state of the COVID-19 pandemic. In addition, 3,700 of the Company’s borrowers with approximately $700 million of loans outstanding were in pandemic-related payment deferral. The combination of these factors drove a significant increase in expected life of loan losses. Conversely, during the second quarter of 2021 economic forecasts remained comparatively favorable given the state of the post-vaccine economic recovery and only twelve borrowers with a total of $2.4 million of loans outstanding remained on pandemic-related payment deferral, which drove expected life of loan losses down significantly.

Employee benefit services revenues for the second quarter of 2021 were $27.5 million. This represents a $3.4 million, or 14.2%, increase over second quarter 2020 revenues. The improvement in revenues was driven by increases in employee benefit trust and custodial fees. Wealth management revenues for the second quarter of 2021 were $8.2 million, up from $6.4 million in the second quarter of 2020. The $1.8 million, or 29.2%, increase in wealth management revenues was primarily driven by increases in investment management and trust services revenues. The Company recorded insurance services revenues of $8.2 million in both the second quarter of 2021 and second quarter of 2020. Banking noninterest revenues increased $1.2 million, or 8.6%, from $14.3 million in the second quarter of 2020 to $15.5 million in the second quarter of 2021. This was driven by a $2.3 million, or 17.6%, increase in deposit service and other banking fees, offset, in part, by a $1.1 million decrease in mortgage banking income. Comparatively, the Company recorded $26.5 million of employee benefit service revenues, $8.2 million of wealth management revenues and $8.2 million of insurance service revenues during the first quarter of 2021, below second quarter results for all three lines of business. First quarter 2021 banking noninterest revenues were $15.6 million, $0.1 million, or 0.5%, higher than second quarter 2021 banking noninterest revenues.

The Company recorded $93.5 million in total operating expenses in the second quarter of 2021, as compared to $90.9 million of total operating expenses in the second quarter of 2020. The $2.6 million, or 2.9%, increase in operating expenses was attributable to a $3.2 million, or 5.8%, increase in salaries and employee benefits, a $1.9 million, or 17.8%, increase in data processing and communications expenses, a $0.7 million, or 7.7%, increase in other expenses, and a $0.5 million, or 5.3%, increase in occupancy and equipment expense, offset, in part, by a $0.3 million, or 7.9%, decrease in the amortization of intangible assets and a $3.4 million decrease in acquisition-related expenses. Operating expenses, exclusive of acquisition-related expenses, increased $6.0 million, or 6.9%, between the comparable quarters. The increase in salaries and benefits expense was driven by increases in merit-related employee wages, higher payroll taxes, including increases in state-related unemployment taxes, higher employee benefit-related expenses and the Steuben acquisition. Other expenses were up due to the general increase in the level of business activities, including increases in business development and marketing. The increase in data processing and communications expenses was due to the second quarter 2020 Steuben acquisition and the Company’s implementation of new customer-facing digital technologies and back office systems between the comparable periods. The increase in occupancy and equipment expenses was driven by the Steuben acquisition. In comparison, the Company recorded $93.2 million of total operating expenses in the first quarter of 2021, $0.3 million, or 0.3%, lower than second quarter 2021 total operating expenses.

The effective tax rate for the second quarter of 2021 was 23.1%, up from 20.3% in the second quarter of 2020. The increase in the effective tax rate was primarily attributable to an increase in certain state income tax rates that were enacted in the second quarter of 2021.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, litigation accrual expenses, the unrealized gain (loss) on equity securities and gain on debt extinguishment. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, litigation accrual expenses, unrealized gain (loss) on equity securities and gain on debt extinguishment from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.91 in the second quarter of 2021, compared to $0.80 in the second quarter of 2020 and $1.00 in the first quarter of 2021. Adjusted pre-tax, pre-provision net revenue per share was $1.06 in the second quarter of 2021, compared to $1.08 in the second quarter of 2020 and $1.09 in the first quarter of 2021.

Financial Position

The Company’s total assets increased to $14.80 billion at June 30, 2021, representing a $1.36 billion, or 10.1%, increase from one year prior and a $181.1 million, or 1.2%, increase over the prior quarter end. The substantial increase in the Company’s total assets during the prior twelve-month period was primarily due to large inflows of government stimulus-related deposit funding and PPP lending. Similarly, average earning assets increased substantially from $11.11 billion in the second quarter of 2020 to $13.37 billion in the second quarter of 2021, representing a $2.27 billion, or 20.4%, increase. This included a $1.25 billion, or 152%, increase in average cash equivalent balances, an $893.9 million, or 29.2%, increase in average book value of investment securities and a $121.8 million, or 1.7%, increase in average loan balances, primarily attributable to the Steuben acquisition in June 2020. Average deposit balances increased $2.19 billion, or 21.7%, between the second quarter of 2020 and the second quarter of 2021.

On a linked quarter basis, average earning assets increased $680.6 million, or 5.4%, due to continued net inflows of deposits. Average deposit balances increased $748.2 million, or 6.5%, on a linked quarter basis, driven by continued inflows of government stimulus funds. This was partially offset by the $87.8 million, or 25.5%, decrease in external borrowings that primarily resulted from the redemption of $75.0 million of floating rate junior subordinated debt and $2.3 million of associated capital securities in March 2021 and seasonal fluctuations in customer repurchase agreement balances. The average book value of investment securities increased $290.2 million, or 7.9%, due to the Company’s securities purchase activities. Average cash equivalents increased $408.0 million, or 24.5%, driven by the continued growth of deposits during the quarter. Average loan balances decreased $17.6 million, or 0.2%, due to decreases in business lending, driven largely by PPP forgiveness, consumer mortgages, and home equity loans, offset in part, by increases in consumer indirect and consumer direct loans.

Ending loans at June 30, 2021 were $7.24 billion, $124.2 million, or 1.7%, lower than the linked first quarter 2021 ending loans of $7.37 billion and $283.9 million, or 3.8%, lower than one year prior. The decrease in ending loans year-over-year was driven by decreases in business lending, due primarily to decreases in PPP loans, consumer mortgages, home equity loans and consumer direct loans, offset, in part by an increase in consumer indirect loans. The decrease in loans outstanding on a linked quarter basis was driven by a $205.3 million decrease in business lending, including a $126.1 million decrease in PPP loans and a $41.2 million seasonal decrease in municipal loans, a $0.9 million decrease in consumer mortgages and a $4.3 million decrease in home equity loans, offset, in part by an $80.2 million increase in indirect consumer loans and a $6.1 million increase in direct consumer loans.

The Company participated in both rounds of the 2020 Coronavirus Aid, Relief, and Security Act’s (“CARES Act”) PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the SBA, now known as first draw loans. In addition, the Company participated in the 2021 Consolidated Appropriations Act’s (“CAA”) PPP loan program, now known as second draw loans. As of June 30, 2021, the Company’s business lending portfolio included 317 first draw PPP loans with a total balance of $72.5 million and 2,254 second draw PPP loans with a total balance of $212.3 million. This compares to 874 first draw PPP loans with a total balance of $219.4 million and 1,819 second draw PPP loans with a total balance of $191.5 million at March 31, 2021. Under the PPP, the SBA may forgive all or a portion of the loan amount if the borrower meets certain conditions. The Company expects to recognize the majority of its remaining first draw net deferred PPP fees totaling $0.9 million through interest income during the third quarter of 2021 and the majority of its second draw net deferred PPP fees totaling $9.2 million over the next few quarters.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At June 30, 2021, the Company’s readily available sources of liquidity totaled $6.10 billion, including cash and cash equivalents balances, net of float, of $2.14 billion. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $4.00 billion at June 30, 2021, $2.07 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at June 30, 2021 was $1.64 billion and it maintained $249.5 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains some uncertainty around the duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position remains strong. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $2.06 billion at June 30, 2021 was $20.2 million, or 1.0%, lower than one year ago despite strong earnings retention because of a $144.6 million decline in the after-tax market value adjustment on the Company’s available-for-sale investment securities portfolio due to higher market interest rates, but was up $89.7 million, or 4.6%, from the end of the first quarter of 2021. The increase in shareholders’ equity during the second quarter was driven by a $60.8 million increase in the after-tax market value adjustment on the Company’s available-for-sale investment securities portfolio and a $25.2 million increase in retained earnings.

At June 30, 2021, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 9.36% at June 30, 2021, which represents almost two times the regulatory well-capitalized standard of 5.0%. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 9.02% at June 30, 2021, down from 10.08% a year earlier, but up from 8.48% at the end of the first quarter of 2021. The decrease in the net tangible equity to net tangible assets ratio from one year prior was primarily driven by a $1.37 billion, or 10.8%, increase in tangible assets due to the aforementioned stimulus-related funding inflows, as well as the previously mentioned decline in the market value adjustment on the Company’s available-for-sale investment securities portfolio. The increase in the net tangible equity to net tangible assets ratio from the first quarter of 2021 was driven by a $90.0 million increase in tangible equity, offset in part, by a $181.4 million increase in tangible assets.

As previously announced, the Company’s Board of Directors approved in December 2020 a stock repurchase program authorizing the repurchase of up to 2.68 million shares of the Company’s common stock during a twelve-month period starting January 1, 2021. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were no shares repurchased pursuant to the 2021 stock repurchase program in the second quarter of 2021.

Allowance for Credit Losses and Asset Quality

At June 30, 2021, the Company’s Allowance for Credit Losses totaled $51.8 million, or 0.71%, of total loans outstanding. This compares to $55.1 million, or 0.75%, at the end of the first quarter of 2021 and $64.4 million, or 0.86%, at June 30, 2020. Reflective of an improving economic outlook, very low levels of net charge-offs and a decrease in delinquent loans, the Company recorded a $4.3 million net benefit in the provision for credit losses during the second quarter of 2021, driven by a $3.3 million decrease in the allowance for credit losses and a $0.4 million decrease in the reserve for unfunded commitments.

At June 30, 2021, nonperforming (90 or more days past due and non-accruing) loans were $70.2 million, or 0.97%, of total loans outstanding. This compares to $75.5 million, or 1.02%, of total loans outstanding at the end of the first quarter of 2021 and $26.8 million, or 0.36%, of total loans outstanding one year earlier. The increase in nonperforming loans over the prior year’s second quarter was driven by the Company’s decision to reclassify loans under extended pandemic-related forbearance to nonperforming status. More specifically, during the fourth quarter of 2020, several commercial borrowers, which primarily operate in the hospitality, travel and entertainment industries, requested extended loan repayment forbearance due to the continued pandemic-related financial hardship they were experiencing. Although the Company’s management granted these forbearance requests, it also reclassified the majority of these loan relationships from accruing to nonaccrual status, unless the borrower clearly demonstrated current repayment capacity or sufficient cash reserves to service their pre-forbearance payment obligations. The allowance for credit losses at June 30, 2021 included $2.8 million of specific reserves for nonperforming loans.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding were 1.22% at the end of the second quarter of 2021. This compares to 0.72% at the end of the second quarter of 2020 and 1.29% at the end of the first quarter of 2021. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing) were 0.25% of total loans outstanding at June 30, 2021, down from 0.27% at the end of the linked first quarter and 0.37% one year earlier. The Company recorded net recoveries of $0.6 million, or 0.03% of average loans (annualized), of average loans outstanding, in the second quarter of 2021. This compares to net charge-offs of $0.9 million, or 0.05% of average loans (annualized), in the second quarter of 2020 and $0.4 million, or 0.02% of average loans (annualized), in the linked first quarter of 2021. On a year-to-date basis, the Company has recorded net recoveries of $0.2 million, or 0.01% of average loans (annualized). The Company believes the decrease in 30 to 89 day delinquent loans and the absence of credit losses has been supported by the extraordinary Federal and State Government financial assistance provided to consumers throughout the pandemic.

As of June 30, 2021, the Company had twelve borrowers in forbearance due to COVID-19 related financial hardship, representing $2.4 million in outstanding loan balances. This compares to 47 borrowers and $75.6 million in loans outstanding in forbearance at March 31, 2021.

Dividend Increase

During the second quarter of 2021, the Company declared a quarterly cash dividend of $0.42 per share on its common stock, up 2.4% from the $0.41 dividend declared in the second quarter of 2020, representing an annualized yield of 2.34% based upon the $71.76 closing price of the Company’s stock on July 23, 2021. On July 21, 2021, the Company announced an additional one cent increase in the quarterly dividend to $0.43 per share on its common stock, payable on October 8, 2021 to shareholders of record on September 15, 2021. This increase marked the 29th consecutive year of dividend increases for the Company.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, July 26, 2021, to discuss second quarter 2021 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/41762.

This earnings release, including supporting financial tables and presentation slides, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 225 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $14.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects on housing prices, unemployment rates, inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)

	Quarter Ended		Year-to-Date
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Earnings
Loan income	$75,907	$78,720	$155,621	$157,285
Investment income	19,453	18,472	37,404	36,902
Total interest income	95,360	97,192	193,025	194,187
Interest expense	3,255	5,241	6,966	12,182
Net interest income	92,105	91,951	186,059	182,005
Acquisition-related provision for credit losses	0	3,201	0	3,201
Provision for credit losses	(4,338)	6,573	(10,057)	12,167
Net interest income after provision for credit losses	96,443	82,177	196,116	166,637
Deposit service and other banking fees	15,216	12,934	30,150	30,112
Mortgage banking	331	1,375	1,019	2,291
Wealth management and insurance services	16,436	14,549	32,788	29,741
Employee benefit services	27,477	24,068	54,010	49,434
Unrealized gain (loss) on equity securities	0	12	24	(18)
Total noninterest revenues	59,460	52,938	117,991	111,560
Salaries and employee benefits	57,892	54,721	115,524	112,972
Data processing and communications	12,766	10,833	25,157	21,246
Occupancy and equipment	10,270	9,754	21,570	20,493
Amortization of intangible assets	3,246	3,524	6,597	7,191
Acquisition expenses	4	3,372	31	3,741
Other	9,365	8,699	17,910	18,923
Total operating expenses	93,543	90,903	186,789	184,566
Income before income taxes	62,360	44,212	127,318	93,631
Income taxes	14,416	8,964	26,524	18,249
Net income	$47,944	$35,248	$100,794	$75,382
Basic earnings per share	$0.89	$0.67	$1.86	$1.44
Diluted earnings per share	$0.88	$0.66	$1.85	$1.43

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$75,907	$79,714	$77,848	$79,646	$78,720
Investment income	19,453	17,951	19,753	17,844	18,472
Total interest income	95,360	97,665	97,601	97,490	97,192
Interest expense	3,255	3,711	4,168	4,525	5,241
Net interest income	92,105	93,954	93,433	92,965	91,951
Acquisition-related provision for credit losses	0	0	(140)	0	3,201
Provision for credit losses	(4,338)	(5,719)	(2,961)	1,945	6,573
Net interest income after provision for credit losses	96,443	99,673	96,534	91,020	82,177
Deposit service and other banking fees	15,216	14,934	15,827	15,184	12,934
Mortgage banking	331	688	(898)	3,908	1,375
Wealth management and insurance services	16,436	16,352	15,090	15,420	14,549
Employee benefit services	27,477	26,533	26,736	25,159	24,068
Unrealized gain (loss) on equity securities	0	24	24	(12)	12
Gain on debt extinguishment	0	0	421	0	0
Total noninterest revenues	59,460	58,531	57,200	59,659	52,938
Salaries and employee benefits	57,892	57,632	58,132	57,280	54,721
Data processing and communications	12,766	12,391	12,413	12,096	10,833
Occupancy and equipment	10,270	11,300	10,105	10,134	9,754
Amortization of intangible assets	3,246	3,351	3,525	3,581	3,524
Litigation accrual	0	0	0	2,950	0
Acquisition expenses	4	27	396	796	3,372
Other	9,365	8,545	10,431	10,129	8,699
Total operating expenses	93,543	93,246	95,002	96,966	90,903
Income before income taxes	62,360	64,958	58,732	53,713	44,212
Income taxes	14,416	12,108	12,247	10,904	8,964
Net income	$47,944	$52,850	$46,485	$42,809	$35,248
Basic earnings per share	$0.89	$0.98	$0.86	$0.80	$0.67
Diluted earnings per share	$0.88	$0.97	$0.86	$0.79	$0.66
Profitability
Return on assets	1.31%	1.51%	1.33%	1.26%	1.12%
Return on equity	9.61%	10.37%	8.82%	8.13%	7.05%
Return on tangible equity(2)	15.96%	16.93%	14.29%	13.22%	11.60%
Noninterest revenues/operating revenues (FTE)(1)	39.3%	38.4%	37.9%	39.2%	36.6%
Efficiency ratio	59.7%	59.0%	60.8%	58.9%	58.1%
Components of Net Interest Margin (FTE)
Loan yield	4.16%	4.40%	4.17%	4.23%	4.40%
Cash equivalents yield	0.11%	0.10%	0.10%	0.10%	0.10%
Investment yield	1.99%	2.02%	2.13%	2.31%	2.50%
Earning asset yield	2.89%	3.15%	3.18%	3.28%	3.56%
Interest-bearing deposit rate	0.14%	0.16%	0.17%	0.19%	0.23%
Borrowing rate	0.45%	0.71%	0.86%	1.19%	1.36%
Cost of all interest-bearing funds	0.15%	0.18%	0.20%	0.23%	0.28%
Cost of funds (includes DDA)	0.10%	0.13%	0.14%	0.16%	0.20%
Net interest margin (FTE)	2.79%	3.03%	3.05%	3.12%	3.37%
Fully tax-equivalent adjustment	$864	$903	$929	$963	$1,015

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$7,341,226	$7,358,848	$7,450,513	$7,508,895	$7,219,462
Cash equivalents	2,074,757	1,666,715	1,079,236	1,300,981	822,992
Taxable investment securities	3,547,646	3,239,019	3,340,544	2,686,120	2,608,495
Nontaxable investment securities	409,244	427,687	444,417	461,963	454,511
Total interest-earning assets	13,372,873	12,692,269	12,314,710	11,957,959	11,105,460
Total assets	14,720,084	14,157,685	13,884,979	13,543,460	12,652,200
Interest-bearing deposits	8,581,629	8,061,489	7,853,764	7,621,206	7,146,301
Borrowings	256,985	344,810	359,102	291,241	315,934
Total interest-bearing liabilities	8,838,614	8,406,299	8,212,866	7,912,447	7,462,235
Noninterest-bearing deposits	3,719,592	3,491,581	3,356,156	3,312,841	2,964,717
Shareholders' equity	2,001,731	2,066,792	2,097,766	2,095,211	2,009,996
Balance Sheet Data
Cash and cash equivalents	$2,205,926	$2,151,347	$1,645,805	$1,836,521	$1,319,880
Investment securities	4,057,662	3,836,497	3,595,347	3,270,063	3,337,459
Loans:
Business lending	3,186,487	3,391,786	3,440,077	3,433,565	3,455,343
Consumer mortgage	2,408,499	2,409,373	2,401,499	2,410,249	2,428,060
Consumer indirect	1,109,504	1,029,335	1,021,885	1,039,925	1,056,865
Home equity	391,117	395,408	399,834	413,265	418,543
Consumer direct	148,540	142,425	152,657	161,639	169,228
Total loans	7,244,147	7,368,327	7,415,952	7,458,643	7,528,039
Allowance for credit losses	51,750	55,069	60,869	64,962	64,437
Intangible assets, net	842,672	843,045	846,648	850,214	852,761
Other assets	502,630	476,034	488,211	494,846	470,515
Total assets	14,801,287	14,620,181	13,931,094	13,845,325	13,444,217
Deposits:
Noninterest-bearing	3,729,355	3,710,292	3,361,768	3,326,517	3,273,921
Non-maturity interest-bearing	7,632,274	7,532,578	6,929,435	6,830,893	6,600,140
Time	977,396	961,367	933,771	963,180	972,612
Total deposits	12,339,025	12,204,237	11,224,974	11,120,590	10,846,673
Borrowings	197,823	263,726	290,666	288,448	176,195
Subordinated notes payable	3,290	3,297	3,303	13,735	13,755
Subordinated debt held by unconsolidated subsidiary trusts	0	0	77,320	77,320	79,382
Accrued interest and other liabilities	200,049	177,524	230,724	246,572	246,897
Total liabilities	12,740,187	12,648,784	11,826,987	11,746,665	11,362,902
Shareholders' equity	2,061,100	1,971,397	2,104,107	2,098,660	2,081,315
Total liabilities and shareholders' equity	14,801,287	14,620,181	13,931,094	13,845,325	13,444,217
Capital
Tier 1 leverage ratio	9.36%	9.63%	10.16%	10.21%	10.79%
Tangible equity/net tangible assets(2)	9.02%	8.48%	9.92%	9.92%	10.08%
Diluted weighted average common shares O/S	54,613	54,417	54,194	54,159	53,017
Period end common shares outstanding	53,919	53,875	53,593	53,538	53,514
Cash dividends declared per common share	$0.42	$0.42	$0.42	$0.42	$0.41
Book value	$38.23	$36.59	$39.26	$39.20	$38.89
Tangible book value(2)	$23.41	$21.76	$24.29	$24.15	$23.80
Common stock price (end of period)	$75.65	$76.72	$62.31	$54.46	$57.02

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$68,476	$73,310	$72,929	$28,756	$20,697
Accruing loans 90+ days delinquent	1,722	2,152	3,922	3,487	6,063
Total nonperforming loans	70,198	75,462	76,851	32,243	26,760
Other real estate owned (OREO)	879	824	883	1,209	3,186
Total nonperforming assets	71,077	76,286	77,734	33,452	29,946
Net charge-offs	(592)	381	1,258	1,257	910
Allowance for credit losses/loans outstanding	0.71%	0.75%	0.82%	0.87%	0.86%
Nonperforming loans/loans outstanding	0.97%	1.02%	1.04%	0.43%	0.36%
Allowance for credit losses/nonperforming loans	74%	73%	79%	201%	241%
Net charge-offs/average loans	(0.03)%	0.02%	0.07%	0.07%	0.05%
Delinquent loans/ending loans	1.22%	1.29%	1.50%	0.79%	0.72%
Provision for credit losses/net charge-offs	733%	(1,503)%	(246)%	155%	1,074%
Nonperforming assets/total assets	0.48%	0.52%	0.56%	0.24%	0.22%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$47,944	$52,850	$46,485	$42,809	$35,248
Income taxes	14,416	12,108	12,247	10,904	8,964
Income before income taxes	62,360	64,958	58,732	53,713	44,212
Provision for credit losses	(4,338)	(5,719)	(3,101)	1,945	9,774
Pre-tax, pre-provision net revenue (non-GAAP)	58,022	59,239	55,631	55,658	53,986
Acquisition expenses	4	27	396	796	3,372
Unrealized (gain) loss on equity securities	0	(24)	(24)	12	(12)
Litigation accrual	0	0	0	2,950	0
Gain on debt extinguishment	0	0	(421)	0	0
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$58,026	$59,242	$55,582	$59,416	$57,346

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.88	$0.97	$0.86	$0.79	$0.66
Income taxes	0.26	0.22	0.22	0.20	0.17
Income before income taxes	1.14	1.19	1.08	0.99	0.83
Provision for credit losses	(0.08)	(0.10)	(0.04)	0.04	0.19
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.06	1.09	1.04	1.03	1.02
Acquisition expenses	0.00	0.00	0.00	0.02	0.06
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.00	0.00	0.05	0.00
Gain on debt extinguishment	0.00	0.00	(0.01)	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.06	$1.09	$1.03	$1.10	$1.08

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$47,944	$52,850	$46,485	$42,809	$35,248
Acquisition expenses	4	27	396	796	3,372
Tax effect of acquisition expenses	(1)	(5)	(83)	(162)	(684)
Subtotal (non-GAAP)	47,947	52,872	46,798	43,443	37,936
Acquisition-related provision for credit losses	0	0	(140)	0	3,201
Tax effect of acquisition-related provision for credit losses	0	0	29	0	(649)
Subtotal (non-GAAP)	47,947	52,872	46,687	43,443	40,488
Unrealized (gain) loss on equity securities	0	(24)	(24)	12	(12)
Tax effect of unrealized (gain) loss on equity securities	0	4	5	(2)	2
Subtotal (non-GAAP)	47,947	52,852	46,668	43,453	40,478
Litigation accrual	0	0	0	2,950	0
Tax effect of litigation accrual	0	0	0	(599)	0
Subtotal (non-GAAP)	47,947	52,852	46,668	45,804	40,478
Gain on debt extinguishment	0	0	(421)	0	0
Tax effect of gain on debt extinguishment	0	0	88	0	0
Operating net income (non-GAAP)	47,947	52,852	46,335	45,804	40,478
Amortization of intangibles	3,246	3,351	3,525	3,581	3,524
Tax effect of amortization of intangibles	(750)	(625)	(735)	(727)	(714)
Subtotal (non-GAAP)	50,443	55,578	49,125	48,658	43,288
Acquired non-impaired loan accretion	(1,169)	(1,102)	(1,335)	(1,326)	(1,365)
Tax effect of acquired non-impaired loan accretion	270	205	278	269	277
Adjusted net income (non-GAAP)	$49,544	$54,681	$48,068	$47,601	$42,200

Return on average assets
Adjusted net income (non-GAAP)	$49,544	$54,681	$48,068	$47,601	$42,200
Average total assets	14,720,084	14,157,685	13,884,979	13,543,460	12,652,200
Adjusted return on average assets (non-GAAP)	1.35%	1.57%	1.38%	1.40%	1.34%

Return on average equity
Adjusted net income (non-GAAP)	$49,544	$54,681	$48,068	$47,601	$42,200
Average total equity	2,001,731	2,066,792	2,097,766	2,095,211	2,009,996
Adjusted return on average equity (non-GAAP)	9.93%	10.73%	9.12%	9.04%	8.44%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.88	$0.97	$0.86	$0.79	$0.66
Acquisition expenses	0.00	0.00	0.00	0.02	0.06
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	(0.01)
Subtotal (non-GAAP)	0.88	0.97	0.86	0.81	0.71
Acquisition-related provision for credit losses	0.00	0.00	0.00	0.00	0.06
Tax effect of acquisition-related provision for credit losses	0.00	0.00	0.00	0.00	(0.01)
Subtotal (non-GAAP)	0.88	0.97	0.86	0.81	0.76
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.88	0.97	0.86	0.81	0.76
Litigation accrual	0.00	0.00	0.00	0.05	0.00
Tax effect of litigation accrual	0.00	0.00	0.00	(0.01)	0.00
Subtotal (non-GAAP)	0.88	0.97	0.86	0.85	0.76
Gain on debt extinguishment	0.00	0.00	(0.01)	0.00	0.00
Tax effect of gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.88	0.97	0.85	0.85	0.76
Amortization of intangibles	0.06	0.06	0.07	0.07	0.07
Tax effect of amortization of intangibles	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Subtotal (non-GAAP)	0.93	1.02	0.91	0.91	0.82
Acquired non-impaired loan accretion	(0.02)	(0.02)	(0.03)	(0.03)	(0.03)
Tax effect of acquired non-impaired loan accretion	0.00	0.00	0.01	0.00	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.91	$1.00	$0.89	$0.88	$0.80

Noninterest operating expenses
Noninterest expenses (GAAP)	$93,543	$93,246	$95,002	$96,966	$90,903
Amortization of intangibles	(3,246)	(3,351)	(3,525)	(3,581)	(3,524)
Acquisition expenses	(4)	(27)	(396)	(796)	(3,372)
Litigation accrual	0	0	0	(2,950)	0
Total adjusted noninterest expenses (non-GAAP)	$90,293	$89,868	$91,081	$89,639	$84,007

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$90,293	$89,868	$91,081	$89,639	$84,007
Tax-equivalent net interest income	92,969	94,857	94,362	93,928	92,966
Noninterest revenues	59,460	58,531	57,200	59,659	52,938
Acquired non-impaired loan accretion	(1,169)	(1,102)	(1,335)	(1,326)	(1,365)
Unrealized (gain) loss on equity securities	0	(24)	(24)	12	(12)
Gain on debt extinguishment	0	0	(421)	0	0
Operating revenues (non-GAAP) - denominator	151,260	152,262	149,782	152,273	144,527
Efficiency ratio (non-GAAP)	59.7%	59.0%	60.8%	58.9%	58.1%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$14,801,287	$14,620,181	$13,931,094	$13,845,325	$13,444,217
Intangible assets	(842,672)	(843,045)	(846,648)	(850,214)	(852,761)
Deferred taxes on intangible assets	44,072	44,105	44,370	44,733	45,094
Total tangible assets (non-GAAP)	14,002,687	13,821,241	13,128,816	13,039,844	12,636,550

Total common equity
Shareholders' equity (GAAP)	2,061,100	1,971,397	2,104,107	2,098,660	2,081,315
Intangible assets	(842,672)	(843,045)	(846,648)	(850,214)	(852,761)
Deferred taxes on intangible assets	44,072	44,105	44,370	44,733	45,094
Total tangible common equity (non-GAAP)	1,262,500	1,172,457	1,301,829	1,293,179	1,273,648

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,262,500	$1,172,457	$1,301,829	$1,293,179	$1,273,648
Total tangible assets (non-GAAP) - denominator	14,002,687	13,821,241	13,128,816	13,039,844	12,636,550
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.02%	8.48%	9.92%	9.92%	10.08%

(1) Excludes unrealized gain and loss on equity securities and gain on debt extinguishment.

(2) Includes deferred tax liabilities related to certain intangible assets.

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